UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 27, 2006
Pioneer Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31230 (Commission File Number)	06-1215192 (IRS Employer Identification No.)

700 Louisiana, Suite 4300, Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 570-3200
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     On September 29, 2006, the registrant announced that its U.S. operating subsidiary, Pioneer Americas LLC, has closed the sale of approximately 60 acres of vacant land located adjacent to its chlor-alkali manufacturing facility in Henderson, Nevada. In June 2005, Pioneer Americas had entered into an agreement to sell this property. While the sale was originally expected to close in 2005, difficulties in obtaining local government approvals and other closing conditions delayed the closing.
     The purchase price for the property was $24 million. Pioneer realized approximately $22.5 million in net proceeds from the sale of this land, which has a nominal book value. Pioneer anticipates using the net proceeds from this sale to redeem a portion of Pioneer’s outstanding Senior Notes in early 2007.
     A copy of a press release issued by the registrant relating to the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits

Exhibit number	Description

99.1	Press Release dated September 29, 2006 Announcing Closing of Sale of 60 Acres of Land Near Its Facility in Henderson, Nevada

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER COMPANIES, INC.
By:	/s/ Gary Pittman
Gary Pittman,
Senior Vice President and Chief Financial Officer

Dated: October 2, 2006

EXHIBIT INDEX

Exhibit number	Description

99.1	Press Release dated September 29, 2006 Announcing Closing of Sale of 60 Acres of Land Near Its Facility in Henderson, Nevada